EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2026, with respect to the financial statements of The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2026-2 and Global Water Portfolio 2026-1(included in Invesco Unit Trusts, Series 2469) as of March 12, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-292728) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 12, 2026